                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ELECTRONIC ARTS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Electronic Arts Inc. (the "Company") will be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California, on Thursday, July 31, 1997 at 2:00 p.m. for the following purposes:

          1. To elect six (6) Directors of the Company to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election to the Board: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary M. Kusin, Timothy Mott and Lawrence F. Probst III.

          2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares by 34,000,000 shares from 71,000,000 shares to 105,000,000 shares and to increase the number of authorized shares of common stock from 70,000,000 to 104,000,000.

          3. To approve an amendment to the Company's Directors' Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 50,000 shares from 600,000 shares to a total of 650,000 shares.

          4. To approve an amendment to the Company's 1991 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 2,200,000 shares from 10,800,000 shares to a total of 13,000,000 shares.

          5. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 100,000 shares from 1,050,000 shares to a total of 1,150,000 shares.

          6. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the Company for the current fiscal year.

          7. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 3, 1997 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

                                       By Order of the Board of Directors
                                LOGO
                                       Lawrence F. Probst III
                                       Chairman and Chief Executive Officer

San Mateo, California

June 27, 1997


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404

                                      LOGO

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------


                                 JUNE 27, 1997



     The accompanying proxy is solicited on behalf of the Board of Directors of Electronic Arts Inc., a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 1450 Fashion Island Boulevard, San Mateo, California, on Thursday, July 31, 1997 at 2:00 p.m. (the "Meeting"). Only stockholders of record of the Company's common stock at the close of business on June 3, 1997 will be entitled to vote. At the close of business on that date, the Company had 54,243,240 shares of common stock outstanding and entitled to vote. A majority, or 27,121,621 of these shares, will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about June 27, 1997. An annual report as required by Rule 14a-3 of the rules of the Securities and Exchange Commission (the "SEC") was mailed to each stockholder concurrently with a copy of this Proxy Statement.


                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of common stock are entitled to one vote for each share held as of the record date indicated above. Shares of common stock may not be voted cumulatively. Directors will be elected by a plurality of the votes eligible to vote and voting, either in person or by proxy, at the Meeting. An affirmative vote of a majority of the shares eligible to vote and voting, either in person or by proxy, is required for approval of Proposals No. 1, 3, 4, 5, and 6 being submitted to the stockholders for their consideration. An affirmative vote of a majority of all the shares eligible to vote is required for approval of Proposal No. 2 being submitted to the stockholders. Abstentions and broker non-votes will each be included in determining the number of shares present and voting at the Meeting. Abstentions will be counted in tabulations of the votes cast on proposals, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by: (i) a written statement delivered to the Company stating that the proxy is revoked; (ii) a subsequent proxy executed by the person executing the prior proxy and presented to the Meeting; or (iii) attendance at the Meeting and voting in person.

     The expenses of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph, facsimile or in person. The Company has retained a proxy solicitation firm, D. F. King & Co., Inc. to aid it in the solicitation process. The Company will pay a fee of $3,500 to such firm, plus hourly fees and expenses, with total costs anticipated to be approximately $7,500. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Meeting, stockholders will elect Directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Company's Board currently has six (6) members. Shares represented by the accompanying proxy will be voted for the election of the six (6) nominees recommended by the Company's management unless the Proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a Director. Each of the Company's nominees is currently a Director of the Company.

DIRECTORS/NOMINEES

     The names of the nominees, and certain information about them (including their terms of service), are set forth below:

                                                                                    DIRECTOR
            NAME OF NOMINEE          AGE            PRINCIPAL OCCUPATION             SINCE
    -------------------------------  ---     -----------------------------------    --------
    M. Richard Asher (1)(2)(3)       65      Consultant                              1984
    William J. Byron (2)             64      Self-employed                           1989
    Daniel H. Case III (2)           40      President and Chief Executive           1993
                                               Officer, Hambrecht & Quist Group
                                               and Hambrecht & Quist LLC
    Gary M. Kusin                    46      Chairman, Kusin Gurwitch                1995
                                               Cosmetics, LLC
    Timothy Mott (1)(3)              48      Partner, Ironwood Capital               1990
    Lawrence F. Probst III (3)       47      Chairman and Chief Executive            1991
                                               Officer of the Company

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating Committee.

     MR. ASHER has been a Director of the Company since September 1984. He is presently a consultant. Mr. Asher served as President and Chief Executive Officer of Polygram Records, Inc., a publisher and distributor of recorded music, from October 1985 through December 1989. Mr. Asher is a Director of several private companies.

     MR. BYRON has been a Director of the Company since January 1989. In addition, from 1971 to 1981 he was Sr. Vice President of Sanyo Electric Consumer Products Division, from July 1985 through July 1988 its President and from January 1987 through July 1988 Vice Chairman of the Sanyo Fisher Corporation. Mr. Byron is currently self-employed.

     MR. CASE has been a Director of the Company since November 1993. He is currently President and Chief Executive Officer of Hambrecht & Quist Group and Hambrecht & Quist LLC, an investment banking and venture capital firm. Mr. Case serves on the Board of Directors of Rational Software Corporation and Hambrecht & Quist, Inc. and is on the audit committee of Rational Software Corporation. Mr. Case joined Hambrecht & Quist in 1981 and has held positions in management, corporate finance, mergers and acquisitions and venture capital.

     MR. KUSIN has been a Director of the Company since August, 1995. He has been the Chairman of Kusin Gurwitch Cosmetics, LLC, since March 1995. From 1983 through February of 1995, Mr. Kusin was the President of Babbages, Inc. Mr. Kusin currently serves on the Board of Directors of County Seat Stores, Inc.

     MR. MOTT has been a Director of the Company since September 1990. He is currently a partner of Ironwood Capital. Mr. Mott was a co-founder of the Company and was employed by the Company from 1982 to 1990 in a variety of capacities, including Senior Vice President of Business Development and Managing Director of Electronic Arts (UK) Limited.

     MR. PROBST has been a Director of the Company since January 1991. Mr. Probst has served as Chairman since July, 1994, President since December 1990 and has served as President and Chief Executive Officer since May 1991. He served as Senior Vice President of EA Distribution from January 1987 to January 1991.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating Committee.

     Mr. Asher and Mr. Mott are currently the members of the Audit Committee. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures, to review the general scope of the Company's annual audit and the fees charged by the independent accountants and to review and monitor the performance of non-audit services by the Company's auditors.

     Messrs. Asher, Byron and Case are currently the members of the Compensation Committee. The Compensation Committee administers the Company's 1991 Stock Option Plan, the Company's Employee Stock Purchase Plan, the Company's Directors' Stock Option Plan and other employee options as well as salaries and other compensation for officers and employees. See "Compensation Committee Report on Executive Compensation" below.

     Messrs. Asher, Mott and Probst are currently the members of the Nominating Committee. The Nominating Committee recommends candidates to fill vacancies on the Board and a slate of Directors for election at the Annual Meeting, evaluates the size and composition of the Board and establishes criteria for selection of Directors. Stockholders who wish to recommend individuals to the Nominating Committee for consideration for future Board position openings may send their written recommendations to the Nominating Committee of the Board at the Company's headquarters, Attention: General Counsel.

     During the Company's 1997 fiscal year, the Board of Directors met four times and approved two Actions by Written Consent, the Compensation Committee met three times and approved 13 Actions by Written Consent, the Audit Committee met four times and the Nominating Committee met once. In fiscal 1997, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of May 23, 1997, with respect to the beneficial ownership of the Company's common stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each Director and nominee; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all executive officers and Directors as a group.


                                                             AMOUNT AND NATURE OF        PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)     OF CLASS
        --------------------------------------------------  -----------------------     ---------
        Putnam Investment Management Company (2)                   6,134,175               11.3%
        One Post Office Square
        Boston, Massachusetts 02109
        Montag & Caldwell, Inc. (3)                                5,142,196                9.5%
        3343 Peachtree Road
        1100 Atlanta Financial Center
        Atlanta, GA 30326-1450
        Lawrence F. Probst III (4)                                   638,981                1.2%
        E. Stanton McKee, Jr. (5)                                    380,389                  *
        William B. Gordon (6)                                        244,913                  *
        Mark Lewis (7)                                               221,379                  *
        Don A. Mattrick (8)                                          164,148                  *
        Timothy Mott (9)                                             149,490                  *
        M. Richard Asher (10)                                        131,280                  *
        William J. Byron (11)                                         67,888                  *
        Daniel H. Case III (12)                                       28,724                  *
        Gary M. Kusin (13)                                            13,262                  *
        All executive officers and Directors as a group
        (14 persons) (14)                                          2,261,863                4.0%


------------------------

  *  Less than 1%

 (1) Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Certain Putnam Investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.), are considered "beneficial owners" in the aggregate of the number of shares, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients, and the number of shares shown is as of April 30, 1997 and has been confirmed by Putnam on May 23, 1997.

 (3) The number of shares shown is as of May 7, 1997 and has been confirmed by Montag & Caldwell, Inc. on May 23, 1997.

 (4) Represents 3,981 shares held by Mr. Probst, and 635,000 shares subject to options exercisable within 60 days of May 23, 1997.

 (5) Represents 159,389 shares held by Mr. McKee, and 221,000 shares subject to options exercisable within 60 days of May 23, 1997.

 (6) Represents 49,413 shares held by Mr. Gordon, and 195,500 shares subject to options exercisable within 60 days of May 23, 1997.

 (7) Represents 32,479 shares held by Mr. Lewis, and 188,900 shares subject to options exercisable within 60 days of May 23, 1997.

 (8) Represents 4,115 shares held by Mr. Mattrick, and 160,033 shares subject to options exercisable within 60 days of May 23, 1997.

 (9) Represents 120,164 shares held by Mr. Mott, and 29,326 shares subject to options exercisable within 60 days of May 23, 1997.

(10) Represents 86,204 shares held by Mr. Asher, and 45,076 shares subject to options exercisable within 60 days of May 23, 1997.

(11) Represents 25,695 shares held by Mr. Byron, and 42,193 shares subject to options exercisable within 60 days of May 23, 1997.

(12) Represents 28,724 shares subject to options exercisable within 60 days of May 23, 1997 granted to Mr. Case.

(13) Represents 13,262 shares subject to options exercisable within 60 days of May 23, 1997 granted to Mr. Kusin.
(14) Includes 1,752,746 shares subject to options exercisable within 60 days of May 23, 1997 (including the options described in notes (4) through (13) above).

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the Company's cumulative total stockholder return on its common stock in the period from April 1, 1992, through March 31, 1997, with the total cumulative return of the Nasdaq Market Index and Hambrecht & Quist High Technology Index over the same period.

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

     The graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG ELECTRONIC ARTS, NASDAQ MARKET INDEX AND H&Q TECHNOLOGY INDEX*

        Measurement Period
      (Fiscal Year Covered)           Electronic Arts      Nasdaq - U.S.      H&Q Technology
3/31/92                                         100.00              100.00              100.00
3/31/93                                         246.32              114.96              119.32
3/31/94                                         221.05              124.09              136.72
3/31/95                                         190.53              138.04              177.37
3/31/96                                         223.16              187.42              241.39
3/31/97                                         224.21              208.31              280.57

* As a result of the removal of the healthcare sector from the H&Q Technology Index and the addition of a new "Information Services" sector, the overall portfolio of the H&Q Technology Index has changed significantly. (Source: The Hambrecht & Quist Indices: Growth, Technology, Healthcare, and Branded Consumer -- Update Report on March 5, 1997)

                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION OF DIRECTORS

     Currently, non-employee Directors receive an annual retainer of $10,000, and a fee of $1,000 and $750 per meeting and telephone meeting attended, respectively. Committee members receive a fee of $750 and $500 per Committee meeting and telephone meeting attended, respectively. In addition, the sum of $1,000 per day may also be paid with the approval of the Board of Directors to individual Directors for special assignments. In addition, each non-employee Director also participates in the Directors' Stock Option Plan. Under the Directors' Stock Option Plan (i) upon initial election or appointment to the Board of Directors, each non-employee Director is granted an option to purchase 40,000 shares, or such lesser number of shares as is determined by dividing $800,000 by the closing price of the Company's common stock on the date of election or appointment, rounded to the nearest 1,000 shares and (ii) upon re-election to the Board of Directors, each non-employee Director receives an option to purchase 10,000 shares, or such lesser number as determined by dividing $200,000 by the closing price of the Company's common stock on the date of re-election rounded to the nearest 100 shares; however, any director who received his initial grant after the last annual meeting of stockholders receives a prorated annual grant to purchase a number of shares determined as described above, prorated for the portion of the year during which he was a director. Directors' compensation has not been increased since the 1993 annual meeting and is based on a survey of 25 technology companies with annual revenues between $200 million and $500 million.


     At the last annual meeting, Messrs. Asher, Byron, Case, Kusin and Mott, each a non-employee director, received 6,700 options at an exercise price of $30.00. These options were granted in connection with the Directors' re-election to the Board. Such options vest in equal monthly installments over fifty months from the grant date.


COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the five highest paid executive officers of the Company whose salary and bonus in fiscal 1997 exceeded $100,000 and includes the Chief Executive Officer. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs to executive officers and has no long term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG TERM
                                              ANNUAL COMPENSATION                     COMPENSATION
                                  -------------------------------------------   -------------------------
                                                                 OTHER ANNUAL   SECURITIES    ALL OTHER
       NAME AND PRINCIPAL                                        COMPENSATION   UNDERLYING   COMPENSATION
            POSITION              YEAR  SALARY($)(1)  BONUS($)(2)     ($)       OPTIONS(#)      ($)(3)
--------------------------------- ----  -----------   --------   ------------   ----------   ------------
Lawrence F. Probst III            1997   $ 500,186    $322,013          --         60,000      $    594
  Chairman and Chief              1996     466,321      14,250          --        180,000(4)        594
  Executive Officer               1995     424,123     168,191          --        100,000           621
Don A. Mattrick                   1997     286,431     209,808          --              0       110,146(5)
  Executive Vice President,       1996     227,572     152,894          --        500,000(4)         --
  North American Studios          1995     167,415     126,104          --         30,000            --
E. Stanton McKee, Jr.             1997     300,585     186,704          --         30,000           594
  Executive Vice President,       1996     271,335      59,100          --         60,000(4)        594
  Chief Financial and             1995     258,077      96,465          --         60,000           621
  Administrative Officer
William B. Gordon                 1997     302,782     163,538          --         30,000           594
  Executive Vice President,       1996     285,936       7,296          --         60,000(4)        594
  Marketing                       1995     272,115      95,525          --         60,000           621
Mark Lewis                        1997     281,929     143,418      17,681(6)      35,000           340
  Executive Vice President,       1996     243,701      58,100          --         30,000           297
  International                   1995     232,207      76,124      75,130(7)      50,000           329

---------------

(1) Includes deferrals for Section 125 Plan and Section 401(k) Plan.

(2) Represents bonuses earned during the fiscal year.

(3) Represents Company paid term life insurance premiums for the benefit of executive officers.

(4) Includes 3/8/96 repriced grants: Probst: 90,000; Mattrick: 250,000; McKee:
    30,000; Smith: 30,000; Gordon: 30,000; and 9/27/95 grants that were canceled: Probst: 90,000; Mattrick: 250,000; McKee: 30,000; Smith: 30,000;
    Gordon: 30,000.

(5) Represents $109,849 relocation expenses and $297 Company paid term life insurance premiums.

(6) Represents car allowance.

(7) Represents tax equalization payment from Electronic Arts (UK) Ltd.


STOCK OPTIONS

     The following table sets forth information regarding individual grants of options to purchase the Company's common stock during the Company's 1997 fiscal year to each of the executive officers named in the Summary Compensation Table above. All such grants were made pursuant to the Company's 1991 Stock Option Plan. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                          OPTION GRANTS IN FISCAL 1997

                                                                                      POTENTIAL REALIZED VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                             NUMBER OF      PERCENT OF                                     OF STOCK PRICE
                            SECURITIES    TOTAL OPTIONS                                APPRECIATION OR OPTION
                            UNDERLYING      GRANTED TO      EXERCISE                          TERM(3)
                              OPTIONS       EMPLOYEES      PRICE PER    EXPIRATION    ------------------------
                              GRANTED      IN FY1997(1)      SHARE         DATE           5%           10%
                            -----------   --------------   ----------   -----------   ----------   -----------
Lawrence F. Probst III....     60,000          2.75%       $ 29.875(2)    9/03/06     $1,127,294    $2,856,783
Don Mattrick..............          0            --                --          --             --            --
E. Stanton McKee, Jr......     30,000         1.375          29.875(2)    9/03/06        563,647     1,428,392
William B. Gordon.........     30,000         1.375          29.875(2)    9/03/06        563,647     1,428,392
Mark Lewis................     35,000         1.605          29.875(2)    9/03/06        657,587     1,666,457

---------------

(1) The Company granted 2,180,589 options to employees in fiscal 1997.

(2) Stock options were granted at an exercise price equal to the closing bid price of the Company's common stock on September 3, 1996 on the Nasdaq National Market. The options became exercisable as to 6% on September 1, 1996 and thereafter at a rate of 2% per month for the next 47 months.

(3) Based on 53,312,232 shares of the Company's common stock outstanding as of September 3, 1996 and a closing bid price of common stock that day of $29.875, the following gains for all stockholders, assuming a ten year term, would be:

             5% STOCK PRICE APPRECIATION           10% STOCK PRICE APPRECIATION
            -----------------------------          -----------------------------
                    1,001,642,315                          2,538,358,287

     The following table sets forth certain information concerning the exercise of stock options during fiscal 1997 by each of the executive officers named in the Summary Compensation Table above and the number and value at Fiscal Year end March 27, 1997 of unexercised options held by said individuals.

       1997 AGGREGATED OPTION EXERCISES AND MARCH 27, 1997 OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          NUMBER OF                    OPTIONS AT MARCH 27, 1997       AT MARCH 27, 1997(2)
                       SHARES ACQUIRED    VALUE(1)    ---------------------------   ---------------------------
                         ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       ---------------   ----------   -----------   -------------   -----------   -------------
Lawrence F. Probst
  III.................           0       $        0     601,300        178,700      $11,195,500     $ 759,500
Don A. Mattrick.......      20,000          520,625     137,966        206,034        1,829,898       720,102
E. Stanton McKee,
  Jr..................           0                0     199,500         80,500        2,344,050       428,450
William B. Gordon.....     155,000        4,340,000     177,300         84,700        2,506,675       415,200
Mark Lewis............           0                0     173,100         73,900        2,661,000       274,000

---------------

(1) Market value on the date of exercise, less option exercise price.

(2) Based on the fair market value of the Company's common stock at the close of business on March 27, 1997 ($26.50) less the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     The Company presently has no employment contracts in effect for any executive officer, and no severance arrangements exist with respect to their resignation or termination of employment, whether or not in connection with a change in control or ownership of the Company excepting that Mr. Mattrick has a purchase option for property which is affected by a termination of his employment by the Company. See "Certain Transactions" below. However, outstanding options under the 1991 Stock Option Plan, including those held by executive officers, may immediately vest in connection with certain changes in control or ownership of the Company, unless the successor company assumes or replaces those options.

     The following Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMPENSATION COMMITTEE

     The Compensation Committee is currently composed of three independent non-employee Directors who have no interlocking relationships as defined by the SEC. The current members of the Compensation Committee are Messrs. Asher, Byron and Case. The Compensation Committee establishes the general compensation policy for the Company's executives and reviews the salaries, bonuses and stock incentives of each of the executive officers including the Chief Executive Officer. The Compensation Committee also administers the Company's equity compensation plans, including the 1991 Stock Option Plan for all employees and the bonus plan for executive officers (the "Bonus Plan").

COMPENSATION POLICY, OBJECTIVES AND ISSUES

     The Compensation Committee has historically believed, and continues to believe, that the compensation of the Company's executive officers should be significantly influenced by the Company's performance and that a substantial portion of executives' incentives should come from equity. The Compensation Committee also understands the need for changing compensation strategies in a rapidly evolving industry. During the last two fiscal years, the Compensation Committee has addressed two additional factors in its compensation strategy: the current recruiting environment, and the effect on the Company's executive compensation of the current state of the industry in general.

     In the last fiscal year, recruiting efforts aimed at the Company's executive officers have been intense. Large software and media companies frequently offer significantly larger cash compensation than does the Company, placing pressure on the Company's base salary and cash bonus compensation. Small start-up companies such as those proliferating in the on-line business areas offer significant potential equity gains which are difficult for more mature companies like the Company to match without significant shareholder dilution. In addition, as many of the Company's competitors are experiencing difficulties in the current rapidly changing market, key Company executives are recruited for positions in those companies. During the latter portion of fiscal 1995 and fiscal 1996, three of the Company's executive officers resigned to work with small start-up ventures. While no executive officer has resigned during the last fiscal year, virtually all of the executive officers are currently being recruited on a regular basis.

     In addition, in the last two fiscal years, the Company's stock price has varied significantly despite what the Compensation Committee believes to be a positive overall performance by the Company. The Company posted revenue and earnings gains and increased its market share in key segments in a year in which the transition to new platforms culminated and many of the Company's competitors posted losses or lost market share. Thus, at a time when the Company has excelled and performed better than its competitors in a difficult period in its industry, the incentive value of the executives' equity compensation has declined.

     For fiscal year 1997 as in fiscal year 1996, the Compensation Committee's primary challenge was to identify and implement mechanisms to effectively compete for and retain executive talent necessary for the Company's continued success without creating unacceptable pressure on the Company's income statement or unacceptable dilution to the Company's stockholders.

     Accordingly, the Compensation Committee made decisions for fiscal year 1997 executive compensation designed to continue its "pay for performance" policy, by tying a significant portion of each executive's compensation to the Company's earnings performance and thereby effectively competing for the continuing services of the Company's executive officers.

DATA CONSIDERED AND PROCESS USED


     The Company's Human Resources Department has developed executive compensation data from a nationally recognized survey for a group of high technology companies and has provided this data to the Compensation Committee. Data was compiled from 25 high technology companies with median sales approximately equal to those of the Company. The factors used to determine the participants in the survey included annual revenues, industry, growth rate and geography. Sales growth and operating profit in particular were evaluated to ensure that the survey companies had a record of financial success. The Company's sales growth is at the 25th percentile of the total survey companies as well as the software companies included in the survey. The Company's operating profit is at the 39th percentile of the total survey companies and the software companies included in the survey. In order to ensure use of the appropriate competitive data for the Executive Vice President International, the salary and bonus data from the European software and high technology industries were also reviewed.


     The Company's executive level positions, including the CEO, were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash contributions. While equity compensation practices were considered, details on grants and terms of stock options were not available.

     In preparing the performance graph for this Proxy Statement (see page 5), the Company used the Hambrecht & Quist High Technology Index ("H & Q Index") as its published line of business index. The companies in the Company's compensation survey overlap considerably with the companies contained in the H & Q Index. Approximately seventy-five percent (75%) of the companies included in the survey group are included in the H & Q Index. The remaining companies included in the survey group were felt to be relevant by the Company because they compete for executive talent with the Company, notwithstanding that their lack of inclusion in the H & Q Index. In addition, certain companies in the H & Q Index were excluded from the survey group because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

     This competitive market data is reviewed with the CEO for each executive level position and with the Compensation Committee for the CEO. In addition, each executive officer's performance for the last fiscal year and objectives for the subsequent year are reviewed, together with the executive's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the subsequent year.

EXECUTIVE COMPENSATION

     Executive compensation is awarded by the Compensation Committee in three components: base salary, cash bonus and equity incentives.

     Base Salary. Base salaries have been established at the approximate median of comparable positions at companies included in the survey. In addition, the Compensation Committee considered each executive's performance over the last year as reported by the CEO as well as each executive's responsibility level. For fiscal year 1997, executive officers' base salaries were at the approximate average base salary levels in effect for comparable positions with survey companies. Three of the five named executives, and two of the other executives, were promoted during the year, and their salaries increased accordingly. Increases for the named executive officers were effected in October, 1996 and constituted an average increase of approximately 11.8 percent (including promotion increases) over the prior year and increases for all executive officers (including promotion increases) constituted an average increase of approximately 10.8 percent of the prior years' base salaries.

     Bonus. The Bonus Plan was established by the Compensation Committee in October of 1996. The Compensation Committee assigned a target bonus to each executive officer (expressed as a percentage of that executive's base salary), and approved the overall mechanics and structure of the Bonus Plan. The bonus for each executive was divided into six (6) parts, one part based on the Company's financial performance for each fiscal quarter, one part based on the Company's financial performance for the fiscal year, and one part discretionary based on the executive's job performance.

     Stock Options. In September 1996 the Committee made stock option grants to certain executive officers including the CEO. See "Option Grants in Fiscal 1997" above. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities, annually to provide continuing incentives for continued employment and occasionally, to achieve equity within a peer group.

     1997 annual stock option grants were made by the Compensation Committee as continuing incentives for continuing employment by the Company. The number of shares subject to each stock option granted to an executive officer was calculated to achieve a value in unvested options equal to a multiple of each executive's annual salary assuming both growth and stock appreciation. All grants were made at fair market value on the date of grant, and by their terms vest from July 1996 over a 50 month period.

FISCAL YEAR 1997 CEO COMPENSATION

     Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

     In October 1996 the Compensation Committee adjusted the base salary for Mr. Probst by approving an increase of approximately 7 percent to the level of base salary in effect for him for the remainder of the 1997 fiscal year. The base salary as so adjusted is at the approximate average salary in effect for chief executive officers at the same companies surveyed for comparative compensation purposes. The Compensation Committee also established a target bonus for Mr. Probst under the Bonus Plan for fiscal 1997 which was based upon the market compensation data discussed above. Mr. Probst's bonus is measured in accordance with the Bonus Plan described above but is based solely on the Company's quarterly and fiscal year earnings. Mr. Probst's overall cash compensation increased approximately 71 percent over the prior fiscal year. Of that increase, 90 percent was a result of increased incentive compensation based solely on the Company's performance.

     In September 1996, the Compensation Committee also made a new stock option grant to Mr. Probst for 60,000 shares based upon the retention and incentive factors discussed above, taking into account prior option grant history, the level of vested versus unvested shares and the number of shares Mr. Probst already owned as of September 1996. The grant reflects the Compensation Committee's continuing policy to subject a substantial portion of his overall compensation each year to the market performance of the Company's common stock and to maintain his option holdings at a level consistent with that for other chief executive officers of the survey companies in the industry.

  COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

     Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Company has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices of inflexibility and corporate objectives.

     With respect to its equity compensation arrangements, the Compensation Committee has structured its stock option arrangements in a manner intended to ensure the tax deductibility of such amounts. With respect to non-equity compensation arrangements, the Compensation Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m). The

Compensation Committee believes that the amounts paid under existing executive compensation arrangements will be deductible within the limits of Section 162(m). While the Compensation Committee will consider deductibility under
Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

     No member of the Compensation Committee was at any time during the 1997 fiscal year an officer or employee of the Company or its subsidiary. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             COMPENSATION COMMITTEE

                                M. Richard Asher
                                William J. Byron
                               Daniel H. Case III

   PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF STOCK FROM 71,000,000 TO 105,000,000 SHARES AND TO
  INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 70,000,000 TO
                                  104,000,000

     The Board of Directors of the Company has unanimously determined that it would be in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation (the "Certificate") To increase the number of authorized shares of Stock by 34,000,000 shares to a total of 105,000,000 shares consisting of 104,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The affirmative vote of a majority of the Company's outstanding shares of common stock is required for approval of this Proposal. As the Certificate currently authorizes 1,000,000 Preferred Shares of stock, no change is proposed in the number of authorized shares of preferred stock.


     In each of March 1992 and February 1993, the Board effected a two-for-one stock split of the outstanding common stock in the form of a stock dividend. Additionally, on September 25, 1992, the Company issued approximately 2,600,000 (post split) shares of common stock in connection with the acquisition of Origin Systems, Inc., and in January 1995 issued 1,900,000 shares of common stock in connection with the acquisition of Bullfrog Productions. As of June 3, 1997 54,243,240 shares of common stock were issued and outstanding, and an aggregate of 9,447,043 shares of common stock remained reserved for future issuance under the Company's Stock Plans. In addition, the Board has reserved 5,250,000 authorized but unissued shares of common stock for issuance in connection with unspecified acquisitions and investments. On June 4, 1997, the Company announced an agreement to acquire all of the outstanding stock of Maxis, Inc., a California based interactive software publisher ("Maxis"), in exchange for 4.1 million shares of the Company and assumption of the employee stock plans of Maxis. Accordingly, the Company has issued, reserved for issuance, or agreed to issue, substantially all of its authorized shares of common stock. No shares of preferred stock have been issued.


     The increase in the number of authorized shares of common stock from 70,000,000 shares to 104,000,000 shares would result in additional shares being available for issuance from time to time in connection with acquisitions and investments, financings and various other corporate actions. Such availability will provide the Company with the flexibility to meet business needs and to take advantage of favorable opportunities as they arise. For example, the interactive entertainment industry is currently undergoing a period of consolidation. Many of the other companies in the industry, including both publishers and developers, are for sale or seeking additional investments. While the Company currently has no specific plans to acquire or invest in companies for which the newly authorized Common Shares would be necessary, the Board believes that it would be in the best long term interest of the Company to be able to compete effectively for such acquisition and investment opportunities by having sufficient shares available to move quickly where appropriate.

     A portion of the additional shares will also be reserved for future issuance under the Company's employee stock option plans. Pursuant to Proposal Nos. 3, 4, and 5 described below, and subject to the approval of the stockholders, an additional 2,350,000 shares of common stock, in the aggregate, will be reserved under the Company's Stock Plans. The amendments to increase the number of shares reserved under each of the Company's Directors' Stock Option Plan and the Company's 1991 Stock Option Plan, which are the subject of Proposal Nos. 3 and 4, respectively, are contingent upon approval by the stockholders of Proposal No. 2, as insufficient shares are available for the increases in such plans without an increase in authorized shares as described herein. Thus, a vote against Proposal No. 2 may also have the effect of a vote against Proposal Nos. 3 and 4.

     The Company does not currently have any other specific plans to issue any of the additional shares to be authorized. The Company does not intend to seek further authorization of the stockholders for issuance of the additional shares unless such stockholder authorization is otherwise required under applicable law or the rules of the Nasdaq National Market (on which the Company's common stock is traded), due to the nature and size of the transaction or transactions in which the shares are to be issued.

     If Proposal No. 2 is approved by the stockholders, the Board of Directors of the Company currently intends to amend the Company's Certificate to increase the number of authorized shares of common stock as described herein. However, the Board reserves the right not to amend the Certificate, despite approval by the stockholders, if the Board determines that such action is not in the best interests of the Company and its stockholders.

     If Proposal No. 2 is approved by the stockholders and the Board of Directors proceeds to amend the Company's Certificate as described herein, the first paragraph of Article 4 of the Certificate will be amended to read in full as follows, and such amendment will be filed with the Secretary of State of the State of Delaware.

        "The total number of shares of stock of all classes that the Corporation has authority to issue is 105,000,000 shares, consisting of 104,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION.

                   PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO
                          DIRECTORS' STOCK OPTION PLAN

     At the Meeting, Stockholders will be asked to approve the amendment of the Company's Directors' Stock Option Plan (the "Directors' Plan") to increase the number of shares of the Company's common stock reserved for issuance under such Plan by 50,000 shares from 600,000 shares to a total of 650,000 shares. The Board approved this amendment on May 27, 1997, subject to stockholder approval of both this amendment and the proposed increase in authorized shares described in Proposal No. 2. Thus, this amendment to the Directors' Plan will become effective only upon approval by the stockholders of both Proposal No. 3 and Proposal No. 2. The Directors' Plan is described in detail in "Stock Option Plans" below. Since each Director is eligible to receive options under the Directors' Plan, each such Director has a personal interest in these proposed amendments to the Directors' Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE DIRECTORS' PLAN.

                   PROPOSAL NO. 4 -- APPROVAL OF AMENDMENT TO
                             1991 STOCK OPTION PLAN

     At the Meeting, stockholders will be asked to approve the amendment of the Company's 1991 Stock Option Plan (the "1991 Plan") to increase the number of shares of the Company's common stock reserved for issuance under the 1991 Plan by 2,200,000 shares from 10,800,000 shares to a total of 13,000,000 shares. The Board approved this amendment on May 27, 1997, subject to stockholder approval of both this amendment and the proposed increase in authorized shares described in Proposal No. 2. Thus, this amendment to the 1991 Plan will become effective only upon approval by the stockholders of both Proposal No. 4 and Proposal No.
2. The 1991 Plan is described in detail in "Stock Option Plans" below. Since each executive officer of the Company is eligible to receive options under the 1991 Plan, each such officer has a personal interest in this proposed amendment to the 1991 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE 1991 PLAN.

                   PROPOSAL NO. 5 -- APPROVAL OF AMENDMENT TO
                          EMPLOYEE STOCK PURCHASE PLAN

     At the Meeting, stockholders will be asked to approve the amendment of the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of the Company's common stock reserved for issuance under the Purchase Plan by 100,000 shares from a total of 1,050,000 shares to a total of 1,150,000 shares. The Purchase Plan is described in detail in "Employee Stock Purchase Plan" below. Since each executive officer of the Company is eligible to participate in the Purchase Plan, each such officer has a personal interest in this proposed amendment to the Purchase Plan. The Board approved the Amendment on May 27, 1997.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE PURCHASE PLAN.

STOCK OPTION PLANS

     History. The Company's 1991 Stock Option Plan was adopted by the Board on April 25, 1991 and approved by the Company's Stockholders on July 25, 1991. On September 4, 1992, the Board approved an Addendum to the 1991 Plan (the "Addendum") applicable to grants of options under the 1991 Plan to employees of the Company or its United Kingdom subsidiary who are residents of the United Kingdom. The terms of all options granted pursuant to the Addendum are similar in all material respects to nonqualified options granted under the 1991 Plan except as described herein or as necessary or appropriate to comply with applicable United Kingdom laws.

     The Directors' Plan was adopted by the Company's Board of Directors on December 7, 1988 and was approved by the Company's Stockholders on July 28, 1989. The Directors Plan and the 1991 Plan are collectively referred to herein as the "Plans." The following discussion describes the terms of both Plans, which are substantially similar. Any material differences among the Plans are noted below. All numbers of shares and exercise prices have been adjusted to reflect a one share for one share stock dividend effected in March, 1992 and a one share for one share stock dividend effected in February, 1993.

     Set forth below is a summary of the principal features of the Plans, which summary is qualified in its entirety by reference to the terms and conditions of the Plans. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, copies of the Plan(s) requested. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (415) 571-7171.

     Recent Amendments. The 1991 Plan has been amended six times since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws. The Directors' Plan was most recently amended in July of 1991 to increase the number of shares reserved for issuance thereunder and in March 1993 to conform to regulatory changes.

     Purpose. The purpose of the 1991 Plan is to provide equity incentives to assist the Company in recruiting and retaining qualified officers, employees, Directors who are employees of the Company, independent contractors, consultants, authors and advisors by granting to such persons options to purchase shares of the Company's common stock.

     Administration. The 1991 Plan provides that it may be administered by the Board or a committee of two (2) or more Board members appointed by the Board. The Directors' Plan may be administered by the Board or the Board may appoint a committee of not less than three (3) members of the Board to administer that Plan. Currently, the Plans are administered by the members of the Compensation Committee, none of whom are eligible to participate in the 1991 Plan. Other than as disclosed herein, members of the Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the 1991 Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the Plans or any options granted thereunder. Such interpretations are binding on the Company and on the optionees.

     The members of the Compensation Committee received no compensation for administering the Plans other than their compensation for attending Board and Committee meetings and for sitting on a Committee. The Company bears all expenses in connection with administration of the 1991 Plan and has agreed to indemnify members of the Committee in connection with their administration of the 1991 Plan.

     Eligibility. All officers, employees, independent contractors, consultants and advisors of the Company or any parent, subsidiary, or affiliate of the Company are eligible to receive option grants under the 1991 Plan, although the Company's practice over the last several years has been to make grants under the Plan only to employees of the Company and its subsidiaries and affiliates. Option grants under the 1991 Plan to employees of Electronic Arts, Limited, and Bullfrog Productions Ltd. who reside in the United Kingdom are made pursuant to the Addendum, which places a limit on the aggregate exercise price of options granted to any optionee. At the last reported headcount on May 23, 1997, approximately 1,740 employees, including nine executive officers, were eligible to receive options under the 1991 Plan. No optionee is eligible to receive option grants for more than an aggregate maximum of 1,000,000 shares at any time from July 27, 1994 through the end of the term of the 1991 Plan. An optionee may hold more than one option granted under the 1991 Plan. Both incentive stock options ("ISO"), as defined in Section 422 of the Code and nonqualified stock options ("NQSO") may be granted under the 1991 Plan. The 1991 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the 1991 Plan.

     Only Directors of the Company who are not also employees are eligible to receive option grants under the Directors' Plan. Directors are also limited in the number of shares that may be issued to them pursuant to options granted under the Directors' Plan., (See "Compensation of Directors").

     Terms of the Options and the Plans. Options may be granted under the 1991 Plan until April 25, 2001 and under the Directors' Plan until December 7, 1998. Subject to the provisions of the 1991 Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the 1991 Plan.

     Options granted under the 1991 Plan must be exercised within ten years of the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") and an ISO granted under the Addendum must be exercised within five years of the option grant date. Options granted under the Directors' Plan after March 12, 1991 vest 2% at the date of grant and at the rate of 2% per month from the date of grant.

     The Committee determines the exercise price of each option granted under the Plans. The exercise price must be at least equal to the fair market value per share of the Company's common stock on the date the option is granted, except that the exercise price of an ISO granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On May 23, 1997, the fair market value of the Company's common stock (as determined by the closing price on the Nasdaq National Market on such date) was $30.50.

     To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. Shares purchased under the Addendum must be paid for in cash. With respect to all other options under the Plans as currently in effect, payment may be made in cash or by other specified forms of payment.

     Termination of Options. Under the Plans, if an Optionee's association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, may be exercised by the optionee within three (3) months after such termination (or such shorter time as may be specified in the grant evidencing the option), but in no event later than the expiration of the option. A longer exercise period may apply in the event of termination of an Optionee's association with the Company because of the Optionee's death or disability.

     Changes in Capital Structure. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the Plans. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a distribution of a substantial portion of the Company's assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the 1991 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company. Effective both March 26, 1992 and February 22, 1993, a stock dividend was paid in the form of one additional share for each outstanding share. Accordingly, the number of outstanding options and the exercise price payable per share, as well as the number of shares available for issuance under the Plans as of March 26, 1992 and February 22, 1993, was adjusted to reflect the dividends.

     Assumption of Options and Acceleration of Vesting. Under the 1991 Plan, in the event of (i) a dissolution or liquidation of the Company, (ii) a merger in which the Company is not the surviving corporation (with certain exceptions),
(iii) the sale of all, or substantially all, of the assets of the Company, or
(iv) a "corporate transaction" under Section 424(a) of the Code where stockholders give up all of their equity in the Company (except for an acquisition of all or substantially all of the outstanding shares of the Company), the vesting of all options will accelerate and the options will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. The aggregate fair market value (determined at the time an option is granted) of stock with respect to which ISOs first become exercisable in the year of any such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated ISOs will be treated as NQSOs.

     Under the Directors' Plan the vesting of all outstanding options will accelerate as a result of the same events as set forth for the 1991 Plan, except that such acceleration of vesting will take place regardless of whether any successor corporation agrees to assume the options or substitute substantially equivalent options. Such acceleration will be immediate and automatic and require no further approvals of the Board or stockholders.

     Tax Treatment of the Optionee

     ISOs. The optionee will recognize no income upon the grant of an ISO and will generally incur no tax on its exercise. If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares.

     If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the ISO Shares were held by the optionee.

     NQSOs. The optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NQSO. The included amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company (either by payment in cash by the optionee or withholding from the Optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of the Company

     The Company will be entitled to a deduction in connection with the exercise of an NQSO by a domestic optionee to the extent that the optionee recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     Amendment and Termination of the Plans. The Committee may amend or terminate the 1991 Plan or the Directors' Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that certain amendments may require the approval of the stockholders of the Company in accordance with applicable laws and regulations. No amendment of the 1991 Plan may adversely affect any outstanding option or unexercised portion thereof without the Optionee's written consent.

     If an option granted pursuant to the 1991 Plan or the Directors' Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant and purchase under the respective Plans.

     Outstanding Options Under the 1991 Plan. As of May 23, 1997, 2,787,890 shares had been issued pursuant to exercises under the 1991 Plan by the Company's optionees, 1,547 persons held NQSOs under the 1991 Plan to purchase an aggregate of 7,739,665 shares of common stock, with a weighted average exercise price of $22.91 per share and there were 272,445 shares of common stock available for future grants under the 1991 Plan. Over the term of the 1991 Plan, the following executive officers named in the "Summary Compensation Table" above have been granted options to purchase shares of common stock under the 1991 Plan as follows: Lawrence F. Probst III, 545,000 shares; Don A. Mattrick, 780,000 shares; E. Stanton McKee, Jr., 315,000 shares; William
B. Gordon, 270,000 shares; and Mark Lewis, 205,000 shares. Current executive officers as a group have been granted options to purchase 2,696,500 shares, and all employees as a group, other than executive officers, have been granted options to purchase 12,811,785 shares. The outstanding options under the 1991 Plan expire from July 25, 2001 to May 1, 2007 (subject to earlier termination if an Optionee's association with the Company terminates). An aggregate of 10,800,000 shares of the Company's authorized common stock has been reserved for issuance upon the exercise of options to be granted under the 1991 Plan.

     Outstanding Options Under the Directors' Plan. As of May 23, 1997, 264,120 shares had been issued pursuant to exercises under the Directors' Plan by the Company's optionees, 5 persons held NQSOs under the Directors' Plan to purchase an aggregate of 220,767 shares of common stock, with a weighted average exercise price of $27.90 per share and there were 115,113 shares of common stock available for future grants under the Directors' Plan. Over the term of the Directors' Plan, the following Directors have been granted options to purchase shares of common stock under the Directors' Plan as follows: M. Richard Asher, 82,868 shares; William J. Byron, 106,199 shares; Daniel H. Case III, 43,100 shares; Gary M. Kusin, 30,700 shares; and Timothy Mott, 80,000 shares. The outstanding options under the Directors' Plan expire from January 29, 1998 to July 31, 2006 (subject to earlier termination if an Optionee's association with the Company terminates). An aggregate of 600,000 shares of the Company's authorized common stock has been reserved for issuance upon the exercise of options to be granted under the Directors' Plan.

     Proposed Amendments. At the Meeting, stockholders will be asked to approve an amendment to the 1991 Plan increasing the number of shares issuable thereunder by 2,200,000 shares from 10,800,000 shares to 13,000,000 shares. Under the proposed amendment to the Directors' Plan the number of shares authorized for issuance will be increased by 50,000 shares from 600,000 shares to 650,000 shares. No options have to date been granted on the basis of such proposed share increase. If the proposed amendments are not approved, or if Proposal No. 2 is not approved, the share increases will not be implemented.

EMPLOYEE STOCK PURCHASE PLAN

     History. The Purchase Plan was adopted by the Board on April 25, 1991 and approved by the stockholders on July 25, 1991. The Purchase Plan has been amended four times (July 1992, July 1993, July 1994 and August 1995) since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws. All numbers of shares have been adjusted to reflect a one share for one share stock dividend effected in March 1992 and a one share for one share stock dividend effected in February 1993.

     Set forth below is a summary of the principal features of the Purchase Plan, which summary is qualified in its entirety by reference to the terms and conditions of the Purchase Plan. In addition, the Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, a copy of the Purchase Plan. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 1450 Fashion Island Boulevard, San Mateo, California 94404; telephone number (415) 571-7171.

     Purpose. The purpose of the Purchase Plan is to provide employees of the Company with a convenient means of acquiring equity in the Company through payroll deductions and to provide an incentive for continued employment.

     Administration. The Purchase Plan may be administered by the Board or by a committee appointed by the Board. References herein to the "Committee" shall refer to the Board or the committee, as applicable, unless the context otherwise requires. The Purchase Plan is currently administered by the Board. The interpretation or construction by the Committee of any provision of the Purchase Plan or of any award granted under it is final and binding on all participating employees.

     Eligibility. All employees of the Company (including Directors who are employees), or any parent or subsidiary thereof (as defined in the Purchase
Plan), are eligible to participate in the Purchase Plan except the following:
(i) employees who are not employed by the Company (or any parent or subsidiary) on the 15th day of the month before the beginning of an Offering Period (as defined below); (ii) employees who are customarily employed for less than 20 hours per week; (iii) employees who are customarily employed for less than 5 months in a calendar year; and (iv) employees who, pursuant to Section 424(d) of the Code, own or hold options to purchase or who, as a result of participation in the Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary.

     At the last reported headcount on May 23, 1997, approximately 1,800 employees were eligible to participate in the Purchase Plan.

     Participation. Each offering of common stock under the Purchase Plan is for a period of one year (the "Offering Period"). Offering Periods commence on the first business day of March and September of each year. The first day of each Offering Period is the "Offering Date" for such Offering Period. An employee cannot participate simultaneously in more than one Offering Period. Each Offering Period consists of two six-month purchase periods (each a "Purchase Period") commencing on the first business day of March and September. The last day of each Purchase Period is a "Purchase Date."

     Employees may participate in the Purchase Plan during each pay period through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% or more than 10% of the employee's base salary, wages, commissions, overtime, shift premiums and bonuses plus draws against commissions, unreduced by the amount by which the employee's salary is reduced pursuant to Sections 125 or 401(k) of the Code. Eligible employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Purchase Plan. Once enrolled, a participating employee will automatically participate in each succeeding Offering Period unless such employee withdraws from the Offering Period. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate continues to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period but may only lower the rate of payroll deductions during the current Purchase Period. Not more than one change may be made effective during any one Purchase Period.

     In any given Purchase Period, no employee may purchase more than (a) twice the number of shares that could have been purchased with the payroll deductions if the purchase price were determined by using 85% of the fair market value of a share of the Company's common stock on the Offering Date or (b) the maximum number of shares set by the Board. In addition, no employee may purchase shares at a rate that, when aggregated with all other rights to purchase stock under all other employee stock purchase plans of the Company, or any parent or subsidiary of the Company, exceeds $25,000 in fair market value (determined on the Offering Date) for each year.

     Purchase Price. The purchase price of shares that may be acquired in any Purchase Period under the Purchase Plan is 85% of the lesser of (a) the fair market value of the shares on the Offering Date of the Offering Period in which the participant is enrolled or (b) the fair market value of the shares on the Purchase Date. The fair market value of the common stock on a given date is the closing bid price of the common stock on the immediately preceding business day as quoted on the Nasdaq National Market. On May 23, 1997, the closing bid price of the Company's common stock was $30.50.

     Purchase of Stock. The number of whole shares an employee may purchase in any Purchase Period is determined by dividing the total amount of payroll deductions withheld from the employee during the Purchase Period pursuant to the Purchase Plan by the price per share determined as described above, subject to the limitations described above. The purchase takes place automatically on the last day of the Purchase Period.

     Withdrawal. An employee may withdraw from any Offering Period at any time at least 15 days prior to the end of an Offering Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period in the same manner as for initial participation in the Purchase Plan.

     Termination of Employment. Termination of an employee's employment for any reason, including retirement or death, immediately cancels the employee's participation in the Purchase Plan. In such event, the payroll deductions credited to the employee's account will be returned to such employee or, in case of death, to the employee's legal representative.

     Adjustment Upon Changes in Capitalization. The number of shares subject to any option, and the number of shares issuable under the Purchase Plan, is subject to adjustment in the event of a recapitalization of the Company's common stock. In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate and the Board may, in its sole discretion, give participants the right to purchase shares that would not otherwise be purchasable until the last day of the applicable Purchase Period.

     Tax Treatment of the Participant. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift, or dies.

     If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (i) 15% of the fair market value of the shares at the beginning of the Offering Period; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price). All additional gain upon the sale or shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.

     If the shares are sold or are otherwise disposed of, including by way of gift (but not death, bequest or inheritance), within either the one-year or the two-year holding periods described above (in any case a "disqualifying disposition"), the employee will realize ordinary income at the time of sale or other disposition taxable to the extent that the fair market value of the shares at the date of purchase was greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

     Tax Treatment of the Company. The Company is entitled to a deduction in connection with the disposition of shares acquired under the Purchase Plan only to the extent that the employee recognized ordinary income on a disqualifying disposition of the shares. The Company treats any transfer of record ownership of shares, including transfer to a broker or nominee or into "street name," as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying the dispositions and ascertain the amount of the deductions to which it is entitled, employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the Purchase Plan.

     Officer Purchases. The following table sets forth certain information concerning the purchase of common stock under the Purchase Plan by each executive officer named in the Summary Compensation Table above and by all executive officers as a group (9 persons). The purchases of stock under the Purchase Plan are made at the discretion of participants, subject to the limitations described above. Accordingly, future purchases under the Purchase Plan are not determinable.

               ELECTRONIC ARTS 1991 EMPLOYEE STOCK PURCHASE PLAN

                                                                  DISTRIBUTION PERIOD
                                                  ---------------------------------------------------
                                                                                  8/31/96 THROUGH
                                                  2/29/96 THROUGH 8/30/96             2/27/97
                                                  ------------------------     ----------------------
               NAME OF INDIVIDUAL                 PURCHASE        NUMBER       PURCHASE      NUMBER
               OR NUMBER IN GROUP                 PRICE(1)       OF SHARES     PRICE(1)     OF SHARES
------------------------------------------------  --------       ---------     --------     ---------
Lawrence F. Probst III..........................   $21.25            200        $21.25          916
Don A. Mattrick.................................        0              0             0            0
E. Stanton McKee................................        0              0         21.25        1,000
William B. Gordon...............................        0              0         21.25        1,000
Mark Lewis......................................    21.25            503         21.25          607
Executive officers as a group (9 persons).......    21.25          1,669         21.25        5,011

---------------

(1) Purchase price depends on the specific purchase period (as defined in the Purchase Plan) in which an individual is enrolled.

     Proposed Amendment. At the Meeting stockholders will be asked to approve an amendment to the Purchase Plan increasing the number of shares authorized for issuance under the Purchase Plan by 100,000 shares from 1,050,000 shares to 1,150,000 shares.

                              CERTAIN TRANSACTIONS

     From April 1, 1996 to the present, there have been no transactions involving more than $60,000 between the Company and any executive officer, any Director, any security holder known to the Company to be a 5% beneficial owner of the Company's common stock or any member of the immediate family of any of the foregoing persons, in which any of the foregoing individuals or entities had a material interest, except as indicated in "Director and Executive Officer Compensation" and "Stock Option Plan" above and pursuant to the Company's Employee Stock Purchase Plan in which all full time employees of the Company are eligible to participate, and except as follows:


     By Lease Agreement between the Company and Don A. Mattrick, Executive Vice President of the Company ("Mr. Mattrick") dated October 16, 1996 (the "Lease") in connection with Mr. Mattrick's relocation to California from Canada, the Company leased a residence (the "Property") to Mr. Mattrick in Woodside, California. The Lease is for a three year term (the "Term") and provides for monthly payments of $7500 by Mr. Mattrick to the Company. Mr. Mattrick is responsible for all maintenance, and the Company is responsible for taxes and insurance for the Property. Mr. Mattrick has an option to purchase the Property
(i) at the Company's acquisition cost plus the costs of improvements made by the Company ("Cost") if Mr. Mattrick is terminated without cause during the Term, or
(ii) at the greater of the average of three independent appraisals or Cost if Mr. Mattrick resigns or is terminated for cause during the Term.


                PROPOSAL NO. 6 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has appointed KMPG Peat Marwick LLP ("Peat Marwick") as its principal independent accountants to perform the audit of the Company's financial statements and the stockholders are being asked to ratify such appointment. Peat Marwick has audited the Company's financial statements from fiscal 1987 through fiscal 1997. Representatives of Peat Marwick will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions. In the event that the stockholders fail to ratify the selection of Peat Marwick, the Board of Directors would reconsider such selection. Even if its selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that such a change would be in the best interest of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1998 Annual Meeting of stockholders must be received by the Company by March 30, 1998.

                                 OTHER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company has adopted procedures to assist its Directors and officers in complying with Section 16(a) of the Securities Exchange Act of 1934 as amended, which includes assisting the officer or Director in preparing forms for filing.

     To the Company's knowledge, based solely upon review of such reports furnished to the Company and written representations that no other reports were required, the Company believes that the Company's officers, Directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements during the fiscal year ended March 27, 1997.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                            By Order of the Board of Directors
                                                           LOGO
                                                  Lawrence F. Probst III
                                           Chairman and Chief Executive Officer

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                      LOGO

                                   ELECTRONIC ARTS INC.
                      PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
          The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company") hereby appoints Lawrence F. Probst III and
          E. Stanton McKee, Jr. and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf of and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company to be held at the Company headquarters, 1450 Fashion Island Boulevard, San Mateo, California on July 31, 1997, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

          1. ELECTION OF DIRECTORS  FOR all nominees listed below (except as marked to the contrary below)  [ ]
                               WITHHOLD AUTHORITY to vote for the nominees
                                    listed below  [ ]

          Nominees: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary
          M. Kusin, Timothy Mott, Lawrence F. Probst III
          Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:
          2. AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

          3. AMENDMENT TO DIRECTORS' STOCK OPTION PLAN
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

          4. AMENDMENT TO 1991 STOCK OPTION PLAN
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
          5. AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

          6. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH 6.
                                  (Continued and to be executed on reverse side)
     P
     R
     O
     X
     Y

     ------

                          (Continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH 6. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

    The undersigned hereby acknowledges receipt of (a) the Notice of 1997 Annual Meeting of Stockholders of the Company; (b) the accompany Proxy Statement; and
(c) the Annual Report to Stockholders for the year ended March 31, 1997.

                                            Please sign exactly as your name(s)
                                            appears on your stock certificate.
                                            If shares are held in the names of
                                            two or more persons (including
                                            husband and wife, as joint tenants
                                            or otherwise) all persons must sign.
                                            If shares are held by a corporation,
                                            the proxy should be signed by the
                                            president or vice president and the
                                            secretary or assistant secretary.
                                            Fiduciaries who execute the proxy
                                            should give their full title.

                                            ------------------------------------

                                                         Signature

                                            ------------------------------------

                                                         Signature

                                            Dated:           , 1997